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                                                                   Exhibit 10.42

                                                       News Communications, Inc.
                                                       Two Park Avenue
                                                       Suite 1405
                                                       New York, NY  10016

                                                       November 27, 2002

Mr. Daniel Rattiner
26 Three Mile Harbor
Hog Creek Road
East Hampton, NY 11937

     Re: Employment and Shareholders' Agreement

Dear Dan:

     This Letter Agreement confirms our recent discussions concerning the exercise of your option to require News Communications, Inc. ("NCI") to purchase shares of common stock of Dan's Papers, Inc. (the "Company") owned by you, pursuant to Section 12A of that certain Employment and Shareholders' Agreement dated as of November 25, 1997, between and among you, NCI and the Company (the "Agreement"), and the amendment of certain terms of the Agreement affecting your employment with the Company and other matters. Terms used but not otherwise defined herein shall have the meaning defined in the Agreement.

     1. We acknowledge the receipt of the Put Notice, dated September 23, 2002, pursuant to Section 12A of the Agreement, with respect to all of the shares owned by you (the "Put Shares").

     2. You and NCI agree that the purchase price for the Put Shares shall be $1,600,000, of which amount $400,000 shall be paid at Closing (November 27, 2002, as defined in Section 14 of the Agreement), and the balance shall be paid, with interest, at prime plus one percent in two equal installments (i.e. $600,000 plus interest required hereunder) no later than on the first and second anniversaries of the Closing or the first business day following that day. Immediately before the Closing, you will deliver to an escrow agent mutually agreed upon between you and NCI a certificate representing the ten (10) shares you are transferring (which represents all of the shares owned by you at any time in the Company), together with a stock power endorsed in blank. Michael O'Connor shall serve as the interim escrow agent until a permanent escrow agent is agreed upon by you and NCI. Should you and NCI fail to agree upon on an escrow agent during the thirty (30) day period following the Closing Date, JP Morgan Chase shall serve as the escrow agent. The cost of the escrow agent shall be shared equally by you and NCI. Upon final payment for the Put Shares by NCI, the escrow agent shall deliver the Put Shares together with the stock power to NCI. You shall give written notice to NCI's Chief Executive Officer via certified mail in the event that NCI fails to make either of the aforementioned installment payments when due. NCI shall have a





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sixty (60) day grace period from receipt of such notice to make the required installment payment. In the event that NCI fails to make such payment during the sixty (60) day grace period, the escrow agent shall be entitled to follow your instructions with respect to the Put Shares. Title to all of the Put Shares shall be deemed to pass to NCI as of the Closing date and as of that date you shall no longer have any rights as a shareholder of the Company other than upon a default in payment by NCI as described in the immediately preceding sentence. For avoidance of doubt, NCI shall have the right as of the Closing date, to sell, pledge, transfer, encumber or otherwise dispose of the Put Shares, as well as all other shares of the Company to which NCI has title, without any restriction whatsoever and, except in the event of NCI's default of the payments required under this paragraph, Rattiner shall have no rights under Section 24 of the Agreement or any other provision of the Agreement with respect to the Put Shares. In the event that (i) NCI sells more than fifty-one (51%) percent of the shares or assets of the Company to a third party or (ii) NCI requires the escrow agent to release the Put Shares prior to the second anniversary of the Closing Date, then in the case of subsection (i), within 30 days after the closing of such transaction, or in the case of subsection (ii), upon the escrow agent's release of the Put Shares, either NCI or the buyer of such shares or assets shall pay to you all payments provided for under this paragraph which remain unpaid as of that date.

     3. You agree that, notwithstanding anything in the Agreement to the contrary, NCI, the Company, any purchaser of the Company or any other successor in interest to the Company or NCI shall have the right at all times to terminate your employment without proper Cause on 90 days prior notice without any further liability to you provided that you receive severance in the form of a lump sum or continuation payments as follows: (i) your salary payable under Section 8(a) of the Agreement through October 18, 2007 (the "Term Date") (or continuation of your salary paid on a regular payroll basis until the Term Date), (ii) a bonus payment, if any, pursuant to Section 8(b) for the year in which the termination occurs, pro rated to the date of the termination of your employment, (iii) the value of your health insurance through the Term Date (or continuation coverage and payment of premiums until the Term Date), (iv) reimbursement for unpaid business travel and entertainment expenses, if any, that you have actually incurred prior to the date of the termination of your employment, up to a maximum amount of $15,000, pursuant to Section 8(c)(ii), and (v) the value of the automobile lease benefit through the Term Date, pursuant to Section 8(c)(iii) (or continuation of the lease payments until the Term Date). In addition, you shall continue to have your right under Section 8(c)(iv) of the Agreement to purchase from the Company trade sales merchandise having a face value of up to $15,000, at a purchase price of 70% of the face value of such merchandise, for each year until the Term Date (and as pro rated for 2007). In calculating the various amounts that constitute payment of the lump sum referred to in this provision, the Company shall be required to pay only the present value of the amounts payable in future years, using a discount rate that is customarily used when calculating the value of benefits in executive employment agreements, provided that, if the parties are unable to agree on an appropriate discount rate, they shall request the auditors of NCI to recommend an appropriate discount rate, and both parties agree to abide by such recommendation. In the event that a third party


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acquires all or substantially all of the assets (or acquires control of such assets through a stock purchase from NCI) of the Company and your employment is terminated without proper cause, NCI shall either satisfy its obligations under this paragraph to you or NCI shall cause such third party purchaser to assume the obligations of this paragraph to pay you the aforementioned lump sum amount or to provide you with the continuation payments or benefits provided for hereunder.

     4. In the event that you exercise your option under Section 8 of the Agreement to reduce your duties, and thereby, your annual compensation is reduced, (i) the amounts payable to you under Paragraph 3 above, if any, in connection with your termination, shall be reduced proportionally; and (ii) the provisions under Section 7 of the Agreement with respect to the scope of your authority and responsibilities as editor and publisher and the content of the Company's publications shall terminate and thereafter your duties and responsibilities shall be as determined by the Company from time to time.

     5. In addition to the rights provided to the Company in Section 21 of the Agreement, as amended as of January 26, 1998, you agree that to the extent that the copyrights for writings or other materials created by you and published by the Company during your employment pass to your estate at the time of your death, the Company has the irrevocable right to distribute such works electronically (including but not limited to distribution via the World Wide Web portion of the Internet or in any other format or media now known or hereinafter invented), for archival and reference purposes (which shall include the right to distribute prior editions of the Company's newspapers and magazines in electronic form), without any hindrance from or any payment to your estate. Further, neither you nor your estate has any right to use any such works at any time in any manner which would compete or interfere with any business of NCI or the Company. The Company, however, shall not have the right to publish or sublicense for publication your works in anthology book form. The Company grants you the right to publish such works in anthology book form prior to and during your retirement from the Company.

     6. So long as you are employed by the Company, you shall not provide services to any other news organization or media company without the Company's written permission. Further, in addition to the rights provided in Section 19 of the Agreement, in the event that the Company, NCI or any of their successors terminates your employment at any time without proper cause pursuant to paragraph 3 hereof, the Company or its successor may, within 60 days of such termination, elect to invoke the non-competition restrictions of Sections 19(a)(i)-(iii) and (b) of the Agreement for a period of 18 months after the effective date of such termination, and during such period you shall not compete with the Company, NCI or their affiliates, or any of their successors. If the Company or its successor makes such an election, in consideration of your compliance with such non-competition restrictions, it shall pay you the sum of $125,000 (one hundred and twenty-five thousand dollars), in two installments as follows: (i) the first installment, in the amount of $62,500, shall be paid to you at the time


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of the election, and (ii) the second installment, in the amount of $62,500, shall be paid on the one year anniversary of the date of election, along with interest accrued on that amount, calculated at the prime rate plus one percent from the date of such election.

     7. In light of your sale of all of your shares to the Company, as of the Closing date, you shall not have any rights and NCI and the Company shall not have any obligations under Sections 1-6, 10-12, 13(a), 13(b), 15, 16, 23, 24, or 26 of the Agreement, or the October 13, 1988 Shareholders Agreement between you and NCI, if any, except and upon a default by NCI of its obligations to make the payments for the Put Shares as required under Section 2.

     8. Except as modified by the terms of this Letter Agreement, the Agreement shall remain in full force and effect and the terms thereof are incorporated herein by reference and shall be applicable hereto.

     9. You acknowledge the sufficiency of the consideration which is being provided to in exchange for this Letter Agreement. This Letter Agreement may be executed in counterparts.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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     Please acknowledge your acceptance of the foregoing terms by signing where indicated below.

Very truly yours,


News Communications, Inc.


By: /s/ James A. Finkelstein
   ---------------------------------
James A. Finkelstein
President and CEO


Agreed and Accepted:

/s/ Daniel Rattiner
------------------------------------
Daniel Rattiner

cc: Robert B. Barnett, Esq.


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